Exhibit 99.1

B&G Foods Elects Debra Martin Chase to the Board of Directors

— Announces Establishment of Corporate Social Responsibility Committee —

PARSIPPANY, N.J., July 15, 2020 — B&G Foods, Inc. (NYSE: BGS) announced today that its Board of Directors has elected Debra Martin Chase to the Board of Directors.

B&G Foods also established a Board-level Corporate Social Responsibility (CSR) Committee, which Ms. Chase will chair. The CSR Committee will be responsible for overseeing, among other things, social and public policy issues; diversity and inclusion efforts; environmental and sustainability efforts; philanthropic activities; charitable contributions; and community relations. Ms. Chase was also appointed to the Board’s Nominating and Governance Committee. The election of Ms. Chase to B&G Foods’ Board of Directors, which is effective immediately, increases the size of the Board to ten members, including eight independent directors.

Dennis M. Mullen, Chairman of the Nominating and Governance Committee, said, “We are delighted that Debra Martin Chase has agreed to join B&G Foods. Debra is a remarkably talented television and film producer with very strong leadership, business and legal skills. We are confident that Debra will complement the existing strengths of our Board, while also bringing fresh ideas and new perspectives to our Board discussions.”

Stephen C. Sherrill, Chairman of the Board of Directors, said, “Debra Chase is a trailblazer in her field and an inspiration to women and people of color in the film and television production industry. With her strong business acumen and legal skills and her commitment to diversity and inclusion, Debra will be an excellent addition to our Board. She will help to lead and inspire all of our employees to achieve great business results while doing so with a keen sense of social purpose.”

Ms. Chase, an Emmy-nominated and Peabody Award-winning television and motion picture producer, is an entertainment industry icon and trailblazer as the first African American female producer ever to have a production deal at a major studio, and the first African American woman to produce a film that grossed over $100 million. To date, her films have grossed over a half billion dollars.

Ms. Chase serves on the boards of the New York City Ballet, where she chairs the Diversity and Inclusion Committee, and the Second Stage Theatre in Manhattan, where she chairs the Artistic Committee. She is a member of the Academy of Motion Picture Arts and Sciences, the Academy of Television Arts and Sciences, and the advisory boards of the African American Film Critics’ Association and The Mayor’s Fund of New York City. She is also a long-serving co-chair of the Athena Film Festival in New York City, one of the largest film festivals in the United States dedicated to films by and about women.

Ms. Chase graduated Phi Beta Kappa and magna cum laude from Mount Holyoke College and Harvard Law School. Prior to entering the entertainment industry, Ms. Chase practiced corporate law in New York and Houston.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and our subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone.  For more information about B&G Foods and our brands, please visit www.bgfoods.com.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866.211.8151	Media Relations: ICR, Inc. Matt Lindberg 203.682.8214